Exhibit (a)(1)(D)

COMPLETE AND RETURN THIS FORM ONLY IF YOU HAVE

CHANGED YOUR MIND AND YOU DO NOT WANT TO EXCHANGE

SOME OR ALL OF YOUR ELIGIBLE OPTIONS

MAGMA DESIGN AUTOMATION, INC.

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS

FOR RESTRICTED STOCK UNITS

WITHDRAWAL FORM

You previously received (1) a copy of the Offer to Exchange Certain Outstanding Options for Restricted Stock Units (the “Offer to Exchange”); (2) the letter from Rajeev Madhavan, dated November 20, 2008; (3) an election form; and (4) this withdrawal form. You signed and returned the election form, in which you elected to ACCEPT Magma’s offer to exchange some or all of your eligible options. You should submit this form only if you now wish to change that election and REJECT Magma’s offer to exchange some or all of your eligible options.

To withdraw your election to exchange some or all of your eligible options, you must sign, date and deliver the completed and attached withdrawal form via facsimile, e-mail (via PDF only) or by hand delivery by 9:00 p.m., Pacific Time, on December 18, 2008 (unless we extend the offer) to:

Susan Berry

Magma Design Automation, Inc.

1650 Technology Drive

San Jose, California 95110

Fax: (408) 565-7980

E-mail: stock@magma-da.com

Please note that responses submitted via e-mail must be sent to stock@magma-da.com (as described above). Responses submitted to Susan Berry’s e-mail address at Magma will not be accepted.

You should note that if you withdraw your acceptance of the offer with respect to some or all of your eligible options, you will not receive any restricted stock units pursuant to the offer in replacement for the withdrawn options. You will keep all of the options that you withdraw. These options will continue to be governed by the plan under which they were granted, and by the existing option agreements between you and Magma.

You may change this withdrawal, and again elect to exchange some or all of your eligible options by submitting a new election form to Susan Berry, by 9:00 p.m., Pacific Time, on December 18, 2008 (unless we extend the offer).

Please check the appropriate box:

☐ I wish to withdraw my election to exchange and instead REJECT the Offer to Exchange all of my options. I do not wish to exchange any options.

OR

☐ I wish to withdraw my election to exchange options as to my eligible options listed below (please list). Any options previously elected to be exchanged by me but not withdrawn below will remain elected for exchange in the offer. I do not wish to exchange these listed options:

Option Grant Number	Grant Date

_____________	_____________

_____________	_____________

_____________	_____________

_____________	_____________

_____________	_____________

Please sign this withdrawal form and print your name exactly as it appears on the election form.

Employee Signature

Employee Name (Please print)

Date (MM/DD/YYYY) and Time	E-mail Address

RETURN TO SUSAN BERRY VIA FACSIMILE AT (408) 565-7980, E-MAIL AT

stock@magma-da.com (BY PDF ONLY) OR BY HAND DELIVERY NO LATER THAN

9:00 P.M., PACIFIC TIME, ON DECEMBER 18, 2008.

MAGMA DESIGN AUTOMATION, INC.

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS

FOR RESTRICTED STOCK UNITS

INSTRUCTIONS TO THE WITHDRAWAL FORM

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1.	Delivery of Withdrawal Form.

A properly completed and signed copy of this withdrawal form must be received via facsimile, e-mail (via PDF only) or by hand delivery by 9:00 p.m., Pacific Time, on December 18, 2008 (referred to as the expiration date) by:

Susan Berry

Magma Design Automation, Inc.

1650 Technology Drive

San Jose, California 95110

Fax: (408) 565-7980

E-mail: stock@magma-da.com

Please note that responses submitted via e-mail must be sent to stock@magma-da.com (as described above). Responses submitted to Susan Berry’s e-mail address at Magma will not be accepted.

If Magma extends the offer, the completed withdrawal form must be received by Susan Berry by the date and time of the extended expiration of the offer.

The delivery of all required documents, including withdrawal forms, is at your risk. Delivery will be deemed made only when actually received by Magma. In all cases, you should allow sufficient time to ensure timely delivery. We intend to confirm the receipt of your withdrawal form by e-mail within three (3) U.S. business days. If you have not received such an e-mail confirmation, it is your responsibility to ensure that your withdrawal form has been received by Susan Berry by December 18, 2008. Only responses that are complete, signed and actually received by Susan Berry by the deadline will be accepted. Responses submitted by any other means, including interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted.

Although by submitting a withdrawal form you have withdrawn some or all of your previously tendered options from the offer, you may change your mind and re-elect to exchange some or all of the withdrawn eligible options until the expiration of the offer. You should note that you may not rescind any withdrawal and any eligible options withdrawn will be deemed not properly tendered for purposes of the offer, unless you properly re-elect to exchange those options before the expiration date of this offer. Tenders to re-elect to exchange eligible options may be made at any time before the expiration date of this offer. If Magma extends the offer beyond that time, you may re-tender your eligible options at any time until the extended expiration date of the offer.

To re-elect to tender the withdrawn eligible options, you must deliver a later dated and signed election form with the required information via facsimile, e-mail (via PDF only) or by hand delivery by 9:00 p.m., Pacific Time, on December 18, 2008, to:

Susan Berry

Magma Design Automation, Inc.

1650 Technology Drive

San Jose, California 95110

Fax: (408) 565-7980

E-mail: stock@magma-da.com

Your options will be deemed not properly tendered for purposes of the offer unless the withdrawn options are properly re-tendered for exchange before the expiration date of this offer by delivery of a new election form following the procedures described in the instructions to the election form. This new election form must be signed and dated after your original election form and any withdrawal form you have submitted. Upon the receipt of such a new, properly filled out, signed and dated election form, any previously submitted election form or withdrawal form will be disregarded and will be considered replaced in full by the new election form. Because any prior election form will be disregarded, your new election form must list all eligible options you wish to exchange, not just those you wish to add. You will be bound by the last properly submitted election and/or withdrawal form received by us prior to the expiration date.

Although it is our intent to send you an e-mail confirmation of receipt of this withdrawal form, by signing this withdrawal form, you waive any right to receive any notice of the withdrawal of the tender of your eligible options.

2.	Signatures on this Withdrawal Form.

If this withdrawal form is signed by the holder of the eligible options, the signature must correspond with the name as written on the face of the option agreement or agreements to which the options are subject without alteration, enlargement or any change whatsoever. If your name has been legally changed since your option agreement was signed, please submit proof of the legal name change.

If this withdrawal form is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to Magma of the authority of that person so to act must be submitted with this withdrawal form.

3.	Other Information on this Withdrawal Form.

In addition to signing this withdrawal form, you must print your name and indicate the date and time at which you signed. You must also include a current e-mail address.

4.	Requests for Assistance or Additional Copies.

Any questions and any requests for additional copies of the Offer to Exchange, the election form or this withdrawal form may be directed to:

Susan Berry

Magma Design Automation, Inc.

1650 Technology Drive

San Jose, California 95110

Fax: (408) 565-7980

E-mail: stock@magma-da.com

Copies will be furnished promptly at Magma’s expense.

5.	Irregularities.

We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any withdrawal forms. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any withdrawal forms that we determine are not in appropriate form or that we determine are unlawful to accept. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any withdrawal form or for any particular optionholder, provided that if we grant any such waiver, it will be granted with respect to all optionholders and tendered options. No withdrawal of options will be deemed to have been properly made until all defects or irregularities have been cured by the withdrawing optionholder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and we will strictly enforce the election period, subject only to an extension that we may grant in our discretion.

Important: The withdrawal form together with all other required documents must be received by Susan Berry by facsimile, e-mail (by PDF only), or by hand delivery by the expiration date of this offer.

6.	Additional Documents to Read.

You should be sure to read the Offer to Exchange, all documents referenced therein, and the letter from Rajeev Madhavan, dated November 20, 2008, before making any decisions regarding participation in, or withdrawal from, the offer.

7.	Important Tax Information.

If you are subject to taxation in the U.S., you should refer to Section 14 of the Offer to Exchange, which contains important tax information for U.S. tax-payers. If you are subject to taxation in Canada, China, France, Germany, India, Israel, Italy, Japan, Korea, Netherlands, Taiwan or the United Kingdom, you should refer to Schedules C to N attached to the Offer to Exchange, which contains important tax and social insurance information. We also recommend that you consult with your personal advisors before deciding whether or not to participate in this offer. If you are subject to the tax laws in more than one jurisdiction, you should be aware that there may be tax and social insurance consequences of more than one country that may apply to you. You should be certain to consult your own tax advisor to discuss these consequences.